Exhibit 99.1

CONTACT:	Martin R. de Lauréal	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES ANNOUNCES DELAY IN FILING THIRD QUARTER FORM 10-Q

NEW ORLEANS, LA, October 18, 2005 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) filed today a Form 12b-25 announcing the delay of filing its results for the third quarter of fiscal year 2005 on Form 10-Q due to the following:
(i)	Hurricane Katrina,

(ii)	the efforts to amend its Form 10-K for the year ended October 31, 2004 due to the restatement reflecting the changes in reportable segments in accordance with SFAS No. 131 and reporting units in accordance with SFAS No. 142 as discussed in the Company’s press release and Form 8-K dated September 12, 2005, and

(iii)	an account reconciliation process regarding the Company’s deferred preneed revenue balances.
The Company has previously reported on the difficulties created by items (i) and (ii) above.
With respect to item (iii) above, in connection with the Company’s internal control assessment under Section 404 of Sarbanes-Oxley, the Company undertook a project (the “deferred revenue project”) earlier this year to verify the balances in deferred preneed cemetery revenue and deferred preneed funeral revenue by physically reviewing certain of the preneed cemetery and funeral service and merchandise contracts.
While the Company has made significant progress, it has not completed its overall review and reconciliation. The Company had anticipated completing its review prior to filing its Annual Report on Form 10-K for fiscal year 2005. Although the progress of the project has been disrupted by Hurricane Katrina, the Company still plans to try to complete the project in time to file its Annual Report on Form 10-K for fiscal year 2005 by its due date.
Management believes that the deferred revenue project could result in a restatement of the Company’s prior period financial statements. Management believes that to the extent there is an adjustment, a significant portion of that adjustment would relate to the cumulative effect of adopting Staff Accounting Bulletin 101 (“SAB 101”) on November 1, 2000 and could impact reported earnings for periods subsequent to the implementation of SAB 101. Management believes that the adjustment, if any, would result in an adjustment to deferred revenue and an adjustment to equity in an amount that should not exceed $60 million and could be materially less than that amount. In connection with our deferred revenue project, we are also evaluating whether there could be a material weakness in internal control related to the Company’s deferred preneed revenue.
The Company is currently considering filing with the SEC by October 24, 2005 its Form 10-K/A for the year ended October 31, 2004 and its Form 10-Q for the quarter ended July 31, 2005, without the effects of any potential adjustments that may result from the completion of the deferred revenue project, and accordingly, these documents would be filed without the auditor’s opinion, and without the auditor’s review being completed. At that time, the Company believes that, except for the results of the deferred revenue project, there should be no material outstanding issues on those reports; however, this cannot be assured. Once the project is completed, the Company would amend those filings to include the audit opinion for the Form 10-K/A and to note the completion of the review with respect to the Form 10-Q, and to make any adjustments, if necessary, as a result of the deferred revenue project.
Management’s estimate of the results of the deferred revenue project is a forward-looking statement that is subject to uncertainties. Important factors that could cause actual results to differ materially from the estimate include whether the Company uncovers unanticipated issues during its review of the remaining preneed contracts.
Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 231 funeral homes and 144 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.